Exhibit 99.1

Semler Scientific, Inc. To Begin Trading on OTCQB®

PORTLAND, Ore. – August 11, 2016 – Semler Scientific, Inc. (OTCQB: SMLR; “Semler”), an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare insurers and physician groups, announced today that its common stock will be delisted from the NASDAQ Capital Market and that suspension of trading in the shares was effective at the open of business on August 11, 2016 for failure to regain compliance with the required $2,500,000 minimum stockholders’ equity for continued listing within the compliance periods afforded by the NASDAQ’s hearings panel.

Semler expects to begin trading on the OTCQB® on August 11, 2016 under the symbol SMLR. Investors can find current financial disclosure and Real-Time Level 2 quotes for Semler’s stock on www.otcmarkets.com.

NASDAQ informed Semler that it would complete the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission, after applicable appeals periods have lapsed. The delisting becomes effective ten days after the Form 25 is filed.

About Semler Scientific, Inc.:

Semler Scientific, Inc., is an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare insurers and physician groups. Our mission is to develop, manufacture and market innovative proprietary products and services that assist our customers in evaluating and treating chronic diseases. Our first patented and U.S. Food and Drug Administration, or FDA, cleared product, introduced commercially in 2011, measured arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. In March 2015 we received FDA 510(k) clearance for the next generation version of this product named QuantaFlo™, which was commercially launched in August 2015. In April 2015, we launched our multi-test service platform, WellChec™, to more comprehensively evaluate our customers’ patients for chronic disease, including heart attacks and strokes. We believe the combination of our proprietary test, QuantaFlo™, and our multi-test service platform, WellChec™, position us to provide valuable information to our insurance company and physician customers, which in turn permit them to better guide patient care. Additional information about Semler can be found at semlerscientific.com.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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